Exhibit 99.1

   Press Release Announcing Earnings for the Quarter ended September 30, 2000.


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                                  Exhibit 99.1

                                NORTH BAY BANCORP


                                  PRESS RELEASE

                                November 6, 2000

North Bay Bancorp, holding company for The Vintage Bank (headquartered in Napa) and Solano Bank (headquartered in Vacaville) announced third quarter, 2000 financial results.

Net income for the three months ended September 30, 2000 was $589,366, or $.31 per share, compared with earnings of $706,182, or $.43 per share, for the third quarter of 1999. Year to date earnings were $2,049,592, or $1.18 per share, for the nine months ended September 30, 2000 compared with earnings of $2,037,726, or $1.23 per share, for the nine months ended September 30, 1999.

Total assets as of September 30, 2000 were $229,916,898 compared with $197,654,862 as of September 30, 1999, equating to a 16% increase during the previous year. Deposits increased 15% from a year earlier while loans increased 28%.

President & CEO Terry Robinson explained, "As we have stated in previous earnings announcements, we projected earnings per share to decline with the opening of Solano Bank. These results are consistent with our forecasts regarding the impact of the new Bank, which opened in mid-July. We are delighted with the Solano communities' response to our opening; the deposit growth to date is particularly encouraging."

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 258-3969.